Exhibit 3.3

Execution Copy

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CROWN CASTLE GS III CORP.

December 24, 2012

The present name of the corporation is Crown Castle GS III Corp. The corporation was incorporated under the name of Crown Castle GS III Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 30, 2009 (the “Initial Certificate of Incorporation”). There have been no changes to the corporation name subsequent to incorporation. This Amended and Restated Certificate of Incorporation of the corporation, which both amends and restates the provisions of the corporation’s Initial Certificate of Incorporation, was duly adopted by its sole shareholder and board of directors effective as of December 24, 2012. The Initial Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation continued hereby is Crown Castle GS III Corp. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is:

a)	to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, indentures or loan agreements or issue and sell bonds, notes, debt or equity securities and other securities and instruments to finance its activities, to pledge any and all of its properties in connection with the foregoing, and to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any guaranty or agreements incidental or necessary thereto;

b)	to act as corporate co-issuer in the issuance of any bonds, notes, debt or equity securities and other securities and instruments by any Affiliate and to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any agreements incidental or necessary thereto;

c)	to engage in any and all activities necessary to authorize, execute and deliver any other agreement, notice or document in connection with any of the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations;

d)	to obtain any licenses, consents, authorizations or approvals from any federal, state or local governmental authority, including the Federal Communications Commission and the Federal Aviation Administration, incidental to or necessary or convenient for the conduct of its business;

e)	to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any management agreement with respect to its or its subsidiaries’ business, operations or assets (any such management agreement, a “Management Agreement”); and

f)	to engage in any other lawful business, purpose or activity to the fullest extent provided for in the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The Corporation (i) shall have all powers and the authority to exercise such powers necessary, convenient or incidental to accomplish its purposes as set forth in Article Third and (ii) shall have all of the powers and rights and the authority to exercise such powers and rights conferred upon corporations formed pursuant to the DGCL.

FIFTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

SIXTH. The incorporator of the Corporation is E. Blake Hawk, whose mailing address is 1220 Augusta Drive, Suite 500, Houston, Texas 77057.

SEVENTH. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH.

a)	The business and affairs of the Corporation shall be managed and its corporate powers exercised by the Board of Directors.

b)	The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.

NINTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to modify, alter, supplement, amend, repeal or adopt the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

TENTH. Unless otherwise contemplated or permitted by a Management Agreement, the Corporation shall ensure at all times that it will (a) pay its own liabilities, indebtedness and obligations from its own separate assets as the same shall become due; (b) maintain books and records and bank accounts separate from those of the Parent Group and any other Person and will maintain separate financial statements, except that it may also be included in consolidated financial statements of its Affiliates; (c) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any member of the Parent Group), and not as a department or division of any other Person, and will correct any known misunderstandings regarding its existence as a separate legal entity; (d) use its own stationery, invoices and checks; (e) file its own tax returns with respect to itself (or consolidated tax returns, if applicable) as may be required under applicable law; (f) not commingle or permit to be commingled its funds or other assets with those of any member of the Parent Group or any other Person; (g) maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (h) conduct business in its own name; and (i) observe the formalities of a Delaware corporation. Failure to comply with any of the foregoing covenants shall not affect the status of the Corporation as a separate legal entity.

As used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Parent Group” means Crown Castle International Corp. and its direct and indirect subsidiaries, other than the Corporation and its direct and indirect subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

ELEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWELFTH. The Corporation reserves the right to modify, alter, supplement, amend, repeal or adopt any provision contained in this Amended and Restated Certificate 3 of Incorporation in any manner now or hereafter provided herein or by statute.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the date first written above.

CROWN CASTLE GS III CORP.

By:

Name: E. Blake Hawk

Title: Executive Vice President

Crown Castle GS III Corp. Signature Page–Amended and Restated Certificate of Incorporation